CODE OF ETHICS

BALTER CAPITAL MANAGEMENT AND BALTER LIQUID ALTERNATIVES

Purpose and Scope

Balter Capital Management, LLC and Balter Liquid Alternatives, LLC (each referred to herein as the “Company”), each has a fiduciary duty to place the interests of its clients ahead of its own.  That duty further requires that the Company implements and enforces certain minimum standards of conduct that are applicable to all of its employees in order to protect the confidentiality of material non-public information held by the Company and to govern such employees’ personal securities trading activities.  To that end, and in accordance with Section 204A and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Company has adopted this Code of Ethics (the “Code”).  The purpose of the Code of Ethics is to establish guidelines and procedures that are reasonably designed to identify and prevent employees who may have knowledge of the Company’s investments (and investment intentions) from breaching their fiduciary duties to the Company’s clients, and to address other situations that may pose a real or potential conflict of interest or the appearance of a real or potential conflict of interest.

Each employee to whom the Code is applicable must carefully read the Code of Ethics.  Such employees must sign, date, and return the Certificate of Compliance for the Code, attached hereto as Exhibit D, to the Chief Compliance Officer to indicate that they have read and sufficiently understand the policies, procedures and guidelines contained herein.  Employees should keep this copy of the Code for your reference.

Definitions

     “Access Person” means any Supervised Person, including any officer, director, employee, intern, or principal of the Company who: (i) has access to non-public information regarding any Client’s purchase or sale of Securities (as defined below); or (ii) is involved in making Securities recommendations to Clients, or has access to recommendations that are non-public. For purposes of the Code, the term “Access Persons” shall also include all directors, officers and principals of the Company.

     “Beneficial Ownership” means an interest in a Security for which an Access Person or any member of the Access Person’s immediate family (i.e., anyone residing in the same household or to whom the Access Person or other member of such immediate family provides significant financial support), directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest.  For purposes of the Code, the term “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) promulgated under the Exchange Act in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

     “Certificate of Compliance for the Code of Ethics” means a certificate of compliance substantially in the form attached hereto as Exhibit D.

     “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to registered investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

     “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

     “Limited Offering” means an offering that is exempt from registration pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

     “Personal Securities Transaction” means any transaction in which an Access Person or his immediate family (as described herein) acquires or disposes of a Security in which the Access Person has or gains a direct or indirect Beneficial Ownership interests.

      “Reportable Security” means any security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds, shares issued by registered open-end investment companies (other than that that are affiliated with the Company); or (iv) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (none of which are advised or sub-advised by the Company).

     “Securities” means all investment instruments commonly viewed as securities, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, whether issued in a public or a private offering.

     “Trading Request Form” means a request form substantially in the form attached hereto as Exhibit E.

Persons Covered by the Code

The Code is applicable to all Access Persons.

Statement of General Principles

One of the primary goals of the Code is to identify and resolve conflicts of interest to the benefit of the Company’s clients.  Determining whether and to what extent a conflict exists, however, is not always easy to do.  Nor is it practicable or possible for the Company to delineate all instances where a conflict of interest may arise.  Therefore, in addition to the standards and reporting requirements set forth herein, the Company has adopted certain “bright-line” guidelines for purposes of establishing a context against which the facts and circumstances of a particular transaction (or proposed transaction) should be reviewed.  Accordingly, the Company acknowledges the general principles that Access Persons:

(i)	owe a fiduciary obligation to all clients;

(ii)	have the duty at all times to place the interests of all clients first and foremost;

(iii)	must refrain from taking inappropriate advantage of one’s position with the Company;

(iv)	must conduct their Personal Securities Transactions in a manner that avoids conflicts or the appearance of conflicts of interest, or abuses of their position of trust and responsibility;

(v)
must avoid actions or activities that allow (or appear to allow) them or  their immediate families to benefit from their position with the Company, at the expense of the Company’s clients, or that bring into question his independence or judgment; and

(vi)	must comply with all applicable Federal Securities Laws.

Access Persons are required to conduct all Personal Securities Transactions in full compliance with the Code, and should not take any action in connection with Personal Securities Transactions that could cause even the appearance of unfairness or impropriety, relative to the Company’s clients.  Ambiguous situations should be promptly brought to the attention of the Chief Compliance Officer, and should be resolved in favor of client interests.

Additionally, Rule 17j-1(b) under the Investment Company Act, prohibits fraudulent activities by affiliated persons of an adviser to a registered mutual fund (“Fund”), such as the Company. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud a Fund;

(b)
make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	to engage in any manipulative practice with respect to a Fund.

Finally, the Code requires Access Persons, among other things to: (i) have all Personal Securities Transactions involving Reportable Securities pre-approved; (ii) report all their Personal Securities Transactions involving Reportable Securities to the Chief Compliance Officer periodically; and (iii) certify their compliance with the Code of Ethics on at least an annual basis.

Enforcement of the Code of Ethics

CCO’s Duties and Responsibilities

The CCO shall be primarily responsible for administering and enforcing the provisions of the Code of Ethics.  The CCO shall:

(i)	Maintain a current list of all Access Persons;

(ii)	Supervise, implement and enforce the terms of the Code;

(iii)
(a) Provide each Access Person with a current copy of the Code and any amendments thereto, (b) notify each person who becomes an Access Person of the reporting requirements and other obligations under this Code at the time such person becomes an Access Person, and (c) require each Access Person to provide a signed Certificate of Compliance for the Code;

(iv)
Maintain a list of all Securities which the Company recommends, holds, or is purchasing or selling, or intends to recommend, purchase or sell on behalf of its clients for the purpose of monitoring certain potential conflicts of interests or violations of this Code;

(v)	Determine whether any particular personal Securities Transactions should be exempted pursuant to the provisions of the Code;

(vi)
Maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with the Code, which information shall be kept confidential by the Company, except as required to enforce the Code, or to participate in any investigation concerning violations of applicable law;

(vii)
Review all Initial and Annual Securities Holdings Reports required to be provided by each Access Person pursuant to the Code: (a) for each new Access Person, to determine if any conflict of interest or other violation  of the Code results from such person becoming an Access Person; and (b) for all Access Persons, to determine whether a violation of the Code has occurred;

(viii)
Review on a quarterly basis all Securities reported on the Quarterly Securities Transaction reports required to be provided by each Access Person pursuant to the Code for such calendar quarter to determine whether a Code violation may have occurred;

(ix)	Review any other statements, records and reports required by the Code;

(x)	Review on a regular basis and update as necessary, the Code;

(xi)
On an annual basis, the CCO shall obtain and review a list of each Access Person’s other business activities, which shall be reported to the CCO by each Access Person on the form attached hereto as Exhibit H.

(xii)
On an annual basis, the CCO shall prepare a written report describing any issues arising under the Code or procedures, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations and submit the information for review by the Fund’s Board of Trustees; and

(xiii)	On an annual basis, the CCO shall certify to the Fund’s Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

Notwithstanding anything in this Code to the contrary, Jay Warner, or his duly appointed replacement, shall review any transaction reports or certifications required to be provided by the CCO hereunder.

Violations of the Code

If the CCO determines that a violation of the Code has occurred, the CCO shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action.  The CCO shall monitor his own Securities holdings and transactions in accordance with the reporting requirements set forth in this Policy.

If the CCO finds that an Access Person has violated the Code, the CCO will impose on such Access Person sanctions that the CCO deems appropriate in view of the facts and circumstances.  Sanctions with respect to any Access Person may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Access Person.  In addition, the Company reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Company believes the transaction or position violates the Code and/or the Company’s general fiduciary duty to its Clients, or otherwise appears improper.

Reporting Requirements

Access Persons must comply with the reporting requirements set forth below.

Initial Securities Holdings Report

Within 10 days of the date an employee of the Company first becomes an Access Person; such employee must submit a report to the CCO listing all Securities and Securities accounts in which he or she has a direct or indirect Beneficial Ownership.  Such report shall be kept in accordance with the Policy Regarding Recordkeeping.  Thereafter, Access Persons must notify the CCO and receive authorization before opening any new Securities accounts.

Annual Securities Holdings Report

Within 30 days after the end of each calendar year, each Access Person shall submit a report to the CCO listing all Securities and Securities accounts in which such Access Person has a direct or indirect Beneficial Ownership, as December 31st of such year.

Form of Initial and Annual Securities Holdings Report

Each Initial and Annual Securities Holdings Report required to be delivered by the Code must contain the following information:

(i)
the date of the transaction, title and type (and, as applicable, the exchange ticker and/or CUSIP number), interest rate and maturity date, number of shares and principal amount of each Reportable Security;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintains a Securities account; and

(iii)	the date on which the report is submitted to the CCO.

Quarterly Securities Transaction Reports

Within 30 days after the end of each calendar quarter, each Access person must submit a report to the CCO listing information about each transaction involving a Reportable Security in which such Access person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter.  Each Quarterly Securities Transaction Report required to be delivered by the Code must contain the following information:

(i)	the title and type (and, as applicable, the exchange ticker and/or CUSIP number), interest rate and maturity date, number of shares and principal amount of each Reportable Security;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Security at which the transaction was effected (with and/or without commission);

(iv)	the name of any broker, dealer or bank with whom or through which transaction was effected;

(v)	the date of each transaction; and

(vi)	the date the report is submitted to the CCO.

If an Access Person has no reportable transactions or did not open any new Securities accounts during the applicable quarter, such Access Person is still required to submit a report for such quarter stating such.

Trade Confirmations and all Brokerage Statements

All Access Persons must have copies of all monthly (or other) statements as well as all trade confirmations relating to Personal Securities Transactions in all accounts in which the Access Person or any member of his or her immediate family has a Beneficial Ownership interest sent directly to the CCO.  The CCO reviews on a monthly basis all employee trades from brokerage statements and compares them to employee pre-trade request approvals.  This requirement does not apply to accounts that are part of an investment program that already provides the CCO electronic confirmations and statements.

Copies of such monthly statements and trade confirmations may only be used in lieu of an initial, quarterly or annual personal security holding/transaction report if such statements and confirmations satisfy all requirements with respect to information to be included in the holding/transaction report, as detailed above.

Transactions That May be Excluded From Quarterly Securities Transaction Reports

Access Persons are not required to report the following Reportable Securities or Personal Securities Transactions involving Reportable Securities on their Quarterly Securities transaction Reports:

(i)	purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control;

(ii)
purchases the Access Person has made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic investment plan in which  regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocations (e.g., an automatic payroll deduction plan, etc.);

(iii)	purchases of Securities issued by the Company;

(iv)
purchases arising from the exercising of rights issued by an issuer pro rata to all holders of a class of its /securities, as long as the  Access Person acquired these rights from the issuer and sales of such rights; or

(v)
purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account to a bona fide margin call.

An Access Person may include a statement in his or her report that the report shall not be construed as an admission that such Access Person has any direct or indirect Beneficial Ownership in the Securities included in the report.  Except as otherwise provided herein, all Personal Securities Transactions reports and any other information filed under the Code will be treated as confidential, unless such information is required to be disclosed to certain regulatory or other authorities by operation of law (e.g., in response to an SEC request for information, etc.).

Personal Securities Transactions and Prohibited Transactions

Approved Transactions Only

Unless otherwise specifically permitted by the Code, an Access Person may only effect a Personal Securities Transaction in a Reportable Security if such Personal Security Transaction has been pre-approved by the Chief Compliance Officer, as discussed below in the section entitled Procedures for Pre-Approval.  Specifically, an Access Person must obtain approval from the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an IPO or Limited Offering. The approval or disapproval by the CCO shall be maintained in accordance with the Company’s Policy Regarding Recordkeeping.

The CCO will examine the impact of any proposed Personal Security Transaction involving Reportable Securities in light of the provisions of the Code and the facts and circumstances surrounding the proposed transaction.  The CCO shall not allow any proposed Personal Securities Transaction involving Reportable Securities in which the same Reportable Security would be purchased and sold for a gain by any Access Person of the Company within any five (5) day period.  In the event that an Access Person effects an unapproved or otherwise prohibited Personal Securities Transaction, such Access Person may be required, at the discretion of the CCO, to close out his position in the Security and to disgorge any profit from the transaction.  Such activity may subject the Access Person to additional reprimand, up to and including termination of such Access Person’s employment.

Notwithstanding anything in this Code to the contrary, Jay Warner, or his duly appointed replacement, shall review any pre-approval requests provided by the CCO hereunder.

Procedures for Pre-Approval

Generally, the CCO’s prior written approval is required for each Personal Securities Transaction involving Reportable Securities.  A written Trading Request Form, substantially in the form attached hereto as Exhibit E, setting forth the details of the transaction should be used to obtain such approval.  The CCO shall promptly notify the Access Person of approval or denial of clearance for such transaction by indicating such action on the Trading Request Form and returning it to the Access Person.  Pre-approval must be obtained prior to the execution of the proposed Personal Securities Transaction, and, unless otherwise provided in the written approval thereof, is valid for only 24 hours after such Personal Securities Transaction has been approved.  The CCO will maintain a written record of any proposed Personal Securities Transaction to be effected on behalf or for the benefit of himself or herself.

Recordkeeping

The Company will maintain records (which shall be available for examination by the SEC staff) in accordance with the Company’s Policy Regarding Recordkeeping, and specifically shall maintain:

(i)	a copy of this Code and any other preceding code of ethics that, at any time within the past 5 years, has been in effect in an easily accessible place;

(ii)
a record of any Code violation and of any sanctions imposed for a period of not less than 5 years following the end of the fiscal year in which the violation occurred, the first 2 years in an easily accessible place;

(iii)
a copy of each report made by an Access Person under the Code for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;

(iv)
a record of all persons who are, or within the past 5 years have been, required to submit reports under this Code, or who are or were responsible for reviewing these reports for a period of at least 5 years after the end of the fiscal year in which the report was submitted, the first 2 years in an easily accessible place; and

(v)
a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities acquired in an Initial Public Offering or Limited Offering, for a period of at least 5 years after the end of the fiscal year in which the approval is granted, the first 2 years in an easily accessible place.

Confidentiality of Company Transactions

Information relating to any Client’s investment activities is strictly confidential and should not be discussed with anyone outside the Company.